Exhibit 4

                              LINDNER INVESTMENTS
                       (a Massachusetts Business Trust)

                          SECOND AMENDED AND RESTATED
                          CERTIFICATE OF DESIGNATION
                                      of
                         SERIES AND CLASSES OF SHARES

         The undersigned, being the Secretary of LINDNER INVESTMENTS (the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, hereby certifies that pursuant to authority conferred on the Board of Trustees of the Trust by Section 6.2 of the Declaration of Trust, dated July 19, 1993 (the "Declaration of Trust"), the Board of Trustees of the Trust, by actions taken on July 22, 1993, September 23, 1993, November 12, 1993, September 29, 1994, April 6, 1995, January 25,
1996, April 3, 1996, and January 22, 1998, did authorize the creation of separate series ("Series") of shares of beneficial interest of the Trust, and two classes ("Classes") of such shares in certain of such Series, and by action taken on January 22, 1998, did authorize the filing of this Certificate of Designation, as follows:

         The shares of beneficial interest of the Trust shall be divided into eight separate series, each Series to have the following special and relative rights:

         (1)     The Series of the Trust shall be designated as follows:

                         Lindner Dividend Fund
                         Lindner Growth Fund
                         Lindner Utility Fund
                         Lindner Bulwark Fund
                         Lindner/Ryback Small-Cap Fund
                         Lindner International Fund
                         Lindner High-Yield Bond Fund
                         Lindner Government Money Market Fund

         (2) Each Series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then current effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Each shares of beneficial interest in each Series shall be redeemable, shall be entitled to one vote or fraction of a vote and shall represent a pro rata beneficial interest in the assets allocated to that Series, and shall be entitled to receive its pro rata share of net assets of that Series upon liquidation of that Series, all as provided in the Declaration of Trust.

         (3) Effective at the close of business on January 26, 1996, the shares of beneficial interest in each Series other than the Lindner Government Money Market Fund have been classified into two Classes, designated "Investor Shares" and "Institutional Shares", respectively, of which an unlimited number of shares may be issued. Shares of each Series outstanding at the close of business on January 26, 1996, shall be and become Investor Shares of each respective Series. Shares of the Lindner Government Money Market Fund shall be Investor Shares.

         (4) The holders of Investor Shares and Institutional Shares of each Series shall be considered shareholders of such Series, and shall have the relative rights and preferences set forth herein and in the Declaration of Trust with respect to shares of such Series, and shall also be considered shareholders of the Trust for all other purposes (including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters reserved to the shareholders of one or more other Classes or Series by the Declaration of Trust or by any instrument establishing and designating a particular Class or Series, or as required by the Investment Company Act of 1940 or any rule or regulation of the Securities and Exchange Commission issued thereunder (collectively, the "1940 Act") or any other applicable law.

         (5) The Investor Shares and the Institutional Shares of each Series shall represent an equal proportionate interest in the share of such Class in the Trust Property belonging to that Series, adjusted for any liabilities specifically allocable to the Shares of that Class, and each share of any such Class shall have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that the expenses fees and expenses related to the Distribution Plan pursuant to Rule 12b-1 (and related agreements) attributable to Institutional Shares shall be charged only to Institutional Shares, and, subject to the provisions of Rule 18f-3 under the 1940 Act, the Trustees of the Trust reserve the right to allocate certain of the following expenses attributable to a particular Class of each Series ("Class Expenses") on a basis other than on the relative net asset values of all Classes of such Series, if such expenses are actually incurred in a different amount by that Class or if the Class receives services of a different kind or to a different degree than other Classes: (i) transfer agency fees identified by the transfer agent as being attributable to a specific Class of Shares; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, notices, prospectuses, reports and proxies to current shareholders of a specific Class of shares or to regulatory agencies with respect to a specific Class of shares; (iii) blue sky registration or qualification fees incurred by a Class of shares; (iv) SEC registration fees incurred by a Class of shares; (v) litigation or other legal expenses relating solely to one Class of shares; (vi) Trustees' fees incurred as a result of issues relating to a particular Class of shares; and (vii) independent accountants' fees or attorneys' fees relating solely to a particular Class of shares;

         (6) Investor Shares of each Series shall not be subject to any front-end, back-end, contingent or deferred sales charge, commission or fee and shall not be subject to any asset-based distribution fees pursuant to Rule 12b-1 under the 1940 Act;

         (7) Institutional Shares of each Series shall be subject to an asset-based distribution fees pursuant to the Institutional Shares Rule 12b-1 Distribution Plan, which authorizes the payment of distribution and service fees not to exceed 0.25% (on an annual basis) of the average daily net assets attributable to the Institutional Shares of each Series, but shall be subject to no other initial, deferred or contingent sales charge, commission or fee;

         (8) Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide that holders of shares of a Class of any Series shall have the right to exchange such shares into shares of that Class of any other Series of the Trust having the same designation as the Class of shares owned by such holder or any other Class of shares, in accordance with the requirements and procedures set forth in the then current effective registration statement of the Trust filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         (9) Shareholders of each Series and Class shall vote as a separate Series or Class, as the case may be, on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any Series or Class, as provided in Rule 18f-2, as from time to time in effect under the 1940 Act, or any successor rule or by the Declaration of Trust. Except as provided by the 1940 Act or set forth herein, each Class of shares shall otherwise have the same preferences, conversion, and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as each other Class of shares of that Series. When the Trustees determine that the matter to be voted upon affects only the interest of the shareholders of a particular Class or particular Series, only Shares of that Class or Series will be allowed to vote on that matter.
         Only holders of Institutional Shares will be entitled to vote on a matter submitted to shareholder vote with respect to its Distribution Plan pursuant to Rule 12b-1 applicable to such Shares, and only holders of Institutional Shares will be entitled to vote on matters submitted to shareholder vote with respect to its Distribution Plan pursuant to Rule 12b-1 applicable to such Institutional Shares. The holders of each Class of a Series's Shares will be entitled to vote separately on all matters submitted to shareholder vote in which the interests of one Class are different from the interests of the other Class.

         (10) The assets and liabilities of the Trust shall be allocated among the Trust's Series and Classes as set forth in Section 6.2 of the Declaration of Trust, except that:

                 (a) Costs incurred and payable by the Trust in connection with its organization and the initial registration and public offering of shares shall be allocated equally among the Lindner Bulwark Fund, the Lindner/Ryback Small-Cap Fund and the Lindner Utility Fund series of the Trust and shall be amortized for each such Series over the period beginning on the date that such costs became payable and ending sixty months after commencement of operations of the Trust;

                 (b) Costs incurred and payable by the Trust in connection with the organization and initial registration and public offering of shares of the Lindner International Fund shall be specifically allocated to such Series on the basis of its incurrence and shall be amortized for such Series over the period beginning on the date that such costs became payable and ending sixty months after commencement of operations of such Series;

                 (c) Costs incurred and payable by the Trust in connection with the organization and initial registration and public offering of shares of the Lindner Government Money Market Fund shall be specifically allocated to such Series on the basis of its incurrence and shall be amortized for such Series over the period beginning on the date that such costs became payable and ending sixty months after commencement of operations of such Series;

                 (d) Costs incurred and payable by the Trust in connection with the organization and initial registration and public offering of shares of the Lindner Dividend Fund and the Lindner Growth Fund shall be allocated as between each such Series on the basis of their relative net asset values on the date that each such Series completed its reorganization with Lindner Dividend Fund, Inc., and Lindner Fund, Inc., respectively, and shall be amortized for each such Series over the period beginning on the date that such costs became payable and ending sixty months after such date of reorganization;

                 (e) Costs incurred and payable by the Trust in connection with the organization and initial registration and public offering of shares of the Lindner High-Yield Bond Fund shall be specifically allocated to such Series on the basis of its incurrence and shall be amortized for such Series over the period beginning on the date that such costs became payable and ending sixty months after commencement of operations of such Series; and

                 (f) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Series or Class shall be allocated among the several Series and Classes on the basis of their relative average daily net assets.

         (11) The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Series or Class, now or hereafter created, or to otherwise change the special and relative rights of any such Series or Class, provided that such change shall not adversely affect the rights of holders of shares of such Series or Class.

         IN WITNESS WHEREOF, the undersigned has set his hand as of April 10, 1998.


/S/ BRIAN L. BLOMQUIST
Brian L. Blomquist
Secretary of Lindner Investments


STATE OF MISSOURI )
                  )
COUNTY OF CLAYTON )

         On April 10, 1998, there appeared before me the above-named Brian L. Blomquist, to be personally known, who did acknowledge the foregoing instrument to be his free act and deed in his capacity as Secretary of LINDNER INVESTMENTS, a Massachusetts business trust.


/S/ LORABELLE P. ROGADO
Notary Public
My Commission expires: 10-29-2000


[NOTARIAL SEAL]